EXHIBIT 3.2
CERTIFICATE OF AMENDMENT
OF
BYLAWS
OF
BANK OF MARIN BANCORP

Nancy Boatright certifies that:

1.	She is the Secretary of Bank of Marin Bancorp (the “Company”).

2.	That Article III, Section 3.8 of the Bylaws of the Company are amended to read as follows:

3.8           Special Meetings. Special meetings of the board of directors for any purpose or purposes may be called at any time by the chairperson of the board or the president or the secretary or any two directors.

Notice of the time and place of special meetings shall be delivered personally or by telephone (including a voice messaging system or by electronic transmission by the corporation, as provided in Section 20 of the Corporations Code of California), to each director or sent by first-class mail or telegram, charges prepaid, addressed to each director at that director’s address as it is shown on the records of the corporation. In case the notice is mailed, it shall be deposited in the United States Mail at least four (4) days before the time of the holding of the meeting. In the case the notice is delivered personally, or by telephone, or telegram (including a voice messaging system or by electronic transmission by the corporation, as provided in Section 20 of the Corporations Code of California), it shall be delivered personally or by telephone or to the telegraph company at least forty-eight (48) hours before the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. The notice need not specify the purpose of the meeting nor the place if the meeting is to be held at the principal executive office of the corporation.

3.	The foregoing amendment of the Company’s Bylaws has been duly approved by the Board of Directors of the Company at a meeting held on January 21, 2011.

The undersigned declares under penalty of perjury that the matters set forth in the foregoing Certificate are true and correct of her own knowledge and that this declaration was executed on January 21, 2011 at Novato, California.

Dated: January 21, 2011	/s/ Nancy Boatright Nancy Boatright, Secretary